Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northfield Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-147500 on Form S-8, of Northfield Bancorp, Inc. (the Company), of our report dated December 30, 2011, with respect to the statement of assets acquired and liabilities assumed by Northfield Bank (a wholly owned subsidiary of Northfield Bancorp, Inc.) pursuant to the Purchase and Assumption Agreement dated October 14, 2011, which report appears in the December 30, 2011 Current Report on Form 8-K/A of Northfield Bancorp, Inc.

/s/ KPMG LLP
Short Hills, New Jersey
December 30, 2011